Exhibit 99.1

Hercules Technology Growth Capital Announces Third Quarter 2013 Financial Results and Raises Quarterly Cash Dividend to $0.31 per Share, up $0.03 From Second Quarter 2013, an Increase of Approximately 11.00%

  Record high total investment income of $41.0 million, up 71.6% from Q3 2012
  Q3 2013 net investment income, or “NII” of approximately $21.6 million, or $0.35 per share, up 89.5% from Q3 2012
  Q3 distributable net operating income, or “DNOI” of $23.2 million, or $0.38 per share, up 85.6% from Q3 2012
  Record number of announced or completed 18 liquidity events in Q3
  Recorded net realized gains of $7.1 million in Q3
  Total investment assets of approximately $983.4 million up 27.0% from Q3 2012
  Year-to-date total closed commitments of approximately $579.3 million
  Strong liquidity position with approximately $310.0 million available at quarter end
  GAAP debt to equity leverage ratio of 88.6% and net leverage ratio of 56.7%, after taking into account cash of approximately $205.0 million as of September 30, 2013

PALO ALTO, Calif.--(BUSINESS WIRE)--November 7, 2013--Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy and renewables technology industries, at all stages of development, announced today its financial results for the third quarter ended September 30, 2013.

The Company also announced that its Board of Directors has declared a third quarter cash dividend of $0.31 per share, that will be payable on November 25, 2013, to shareholders of record as of November 18, 2013.

Third Quarter 2013 Highlights:

  Record high total investment income of approximately $41.0 million, an increase of 71.6%, in the third quarter of 2013, compared to $23.9 million for the third quarter of 2012.
  Increased net investment income, or “NII”, during the quarter by 89.5% to approximately $21.6 million, as compared to $11.4 million in the third quarter of 2012. NII per share increased 52.2% to $0.35 on approximately 60.5 million outstanding shares for the third quarter of 2013, as compared to NII of $0.23 per share for the third quarter of 2012.
  Increased distributable net operating income, or “DNOI”, by 85.6% to approximately $23.2 million compared to $12.5 million in the third quarter of 2012. DNOI per share increased 46.2% to $0.38 on approximately 60.5 million outstanding shares for the third quarter of 2013, as compared to DNOI of $0.26 per share for the third quarter of 2012.
  Received approximately $132.2 million in principal repayments, including approximately $102.1 million of early principal repayments and approximately $30.1 million in scheduled principal payments.
  Hercules’ portfolio companies announced or completed 18 liquidity events during the third quarter of 2013.
  Total investment assets increased 27.0% year over year to approximately $983.4 million as of September 30, 2013, compared to $774.5 million as of September 30, 2012.
  Increased the quarterly dividend by $0.03, or approximately 10.7%, to $0.31 per share payable on November 25, 2013, to shareholders of record as of November 18, 2013; the thirty-third consecutive dividend since inception bringing total dividends declared since inception to $8.75 per share.

“With a record high of $41 million in total investment income, a record number of 18 announced or completed liquidity events coupled with an increased dividend to $0.31, I am pleased to say that this was the best quarterly performance ever for Hercules,” said Manuel A. Henriquez, co-founder, chairman and chief executive officer of Hercules. “The robust level of M&A activity, combined with the ability of some of our portfolio companies to access a reviving IPO market, is testament to our ability to identify successful companies within the venture-backed universe.”

“Our liquidity position remains very strong, with approximately $310 million available at quarter end,” said Henriquez. “We will continue to exercise the same discipline with respect to credit standards that has created value for our shareholders as we put these funds to work.”

Third Quarter Review and Operating Results

Investment Portfolio

As of September 30, 2013, 98.8% of the Company’s debt investments were in a senior secured first lien position, and 98.0% of the debt investment portfolio was priced at floating interest rates with a Prime or LIBOR based interest rate floor, well positioned to benefit should market rates move in either direction.

Hercules entered into commitments to provide debt and equity financings of approximately $102.0 million to new and existing portfolio companies during the third quarter. The Company funded approximately $67.5 million and $1.5 million of debt and equity investments, respectively, to new and existing portfolio companies during the third quarter.

The net decline in Hercules’ investment portfolio of approximately $67.0 million on a cost basis for the third quarter was due to the receipt of $144.2 million of principal repayments and proceeds from the sale of investments offset by $69.0 million in new fundings and approximately $8.2 million in net fee accretion. Of the $144.2 million of collections received, approximately $102.1 million was received as a result of early repayments, $30.1 million was received in scheduled repayments and $12.0 million was proceeds from the sale of equity and warrant investments.

Hercules recorded approximately $9.3 million of net unrealized appreciation from its loans, warrant and equity investments during the third quarter.

A break-down of the Company’s total investment portfolio valued at cost and fair value by category, quarter over quarter, is highlighted below:

(in millions)	Loans	Equity	Warrants	Total
Balances at Cost at 6/30/13	$967.7	48.6	$33.7	$1,050.0
Net activity during Q3 2013*	(57.3)	(8.8)	(0.9)	(67.0)
Balances at Cost at 9/30/13	$910.4	$39.8	$32.8	$983.0
Q/Q change in cost	-5.9%	-18.1%	-2.7%	-6.4%

	Loans	Equity	Warrants	Total
Balances at Value at 6/30/13	$949.7	$56.2	$35.2	$1,041.1
Net activity during Q3 2013*	(57.3)	(8.8)	(0.9)	(67.0)
Net unrealized appreciation / (depreciation)	2.1	7.3	(0.1)	9.3
Balances at Value at 9/30/13	$894.5	$54.7	$34.2	$983.4
Q/Q change in cost	-6.0%	-15.7%	-2.6%	-6.4%

*Net activity includes fee and original issue discount (OID) collections and amortization during the quarter

Unfunded Commitments

As of September 30, 2013, Hercules had unfunded debt commitments of approximately $170 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules. Approximately $93 million of these unfunded commitments are dependent upon the portfolio company reaching certain milestones before the Hercules debt commitment would become available. Commitments may include conditions such as reaching certain milestones before the Hercules debt commitment would become available which is expected to affect Hercules’ funding levels. Hercules intends to continue to institute more funding or performance based milestone requirements to mitigate risk in connection with its unfunded debt commitments.

Signed Term Sheets

Hercules finished the third quarter of 2013 with approximately $57 million in signed non-binding term sheets with seven new and existing companies. These non-binding term sheets generally convert to contractual commitments in approximately 45 to 60 days from signing. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

Portfolio Effective Yield

The effective yield on the Company’s debt portfolio investments during the third quarter was 17.7%. Excluding the effect of fee accelerations that occurred from early payoffs and one-time events, the adjusted effective yield for the third quarter of 2013 was 14.3%, up approximately 10 basis points from the adjusted effective yield in the second quarter of 2013 of 14.2%. The effective yield is derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Existing Warrants Portfolio and Potential Future Gains

Hercules held warrant positions in approximately 116 portfolio companies, with a fair value of approximately $34.2 million at September 30, 2013.

As of September 30, 2013, three portfolio companies had filed Form S-1 Registration Statements with the SEC in contemplation of a potential initial public offering:

  ADMA Biologics, Inc.
  Two companies filed Form S-1 Registration Statements confidentially under the JOBS Act

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Income Statement

Total investment income in the third quarter of 2013 was approximately $41.0 million, an increase of 71.6%, compared to approximately $23.9 million in the third quarter of 2012.

Interest expense and loan fees were approximately $8.7 million during the third quarter of 2013 as compared to $6.1 million in the third quarter of 2012, attributed to an increase of $216.8 million in weighted average debt outstanding from the third quarter of 2013 versus the third quarter of 2012.

The Company had a weighted average cost of debt comprised of interest and fees of approximately 6.0% in the third quarter of 2013 versus 6.7% during the third quarter of 2012.

Total operating expenses, excluding interest expense and loan fees, for the third quarter of 2013 was $10.8 million as compared to $6.5 million for the third quarter of 2012. This increase is primarily due to adding eleven (11) net new employees during the twelve month period ended on September 30, 2013 and due to year over year increase of $3.7 million in quarterly variable compensation.

During the third quarter of 2013, the Company recorded approximately $9.3 million of net unrealized appreciation from its loans, warrant and equity investments. Of the $9.3 million of unrealized appreciation, $15.2 million of appreciation was due to market or yield adjustments in fair value determinations, $3.5 million of depreciation was primarily attributable to collateral based impairments on investments in six portfolio companies and $2.4 million of depreciation was related to sales of warrant and equity investments.

A break-down of the net unrealized depreciation in the investment portfolio is highlighted below:

	Three Months Ended September 30, 2013
(in millions)	Loans	Equity	Warrants	Total

Collateral based impairments	$(3.4)	$-	$(0.1)	$(3.5)
Reversals of Prior Period Collateral based impairments	-	-	-	-

Reversals due to Loan Payoffs & Warrant/Equity sales	1.4	(0.7)	(3.1)	(2.4)

Fair Value Market/Yield Adjustments*
Level 1 & 2 Assets	-	2.0	1.9	3.9
Level 3 Assets	4.1	6.0	1.2	11.3
Total Fair Value Market/Yield Adjustments	4.1	8.0	3.1	15.2

Total Unrealized Appreciation/(Depreciation)	$2.1	$7.3	$(0.1)	$9.3

Hercules recognized net realized gains of $7.1 million during the third quarter of 2013. This net gain was comprised of $7.8 million of gross gains primarily from the sale of investments in three portfolio companies. These gains were offset by gross realized losses of approximately $700,000 resulting from the liquidation of investments in eight portfolio companies.

History of Credit Performance

Cumulative net realized losses on investments since first origination commencing on October 2004 through September 30, 2013 totaled approximately $35.7 million, on a GAAP basis. When compared to total commitments of approximately $3.9 billion over the same period, the net realized loss since inception represents approximately 90 basis points “bps” or 0.90% of total commitments or an annualized loss rate of approximately 10 bps.

NII – Net Investment Income

NII for the third quarter of 2013 was approximately $21.6 million, compared to $11.4 million in the third quarter of 2012, representing an increase of approximately 89.5%. NII per share increased 52.2% for the third quarter of 2013 to $0.35 based on 60.5 million basic weighted shares outstanding, compared to $0.23 based on 48.8 million basic weighted shares outstanding in the third quarter 2012.

DNOI - Distributable Net Operating Income

DNOI for the third quarter was approximately $23.2 million or $0.38 per share, as compared to $12.5 million or $0.26 per share in the third quarter of 2012. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors increased the quarterly dividend by $0.03, or approximately 10.7%, and has declared a third quarter cash dividend of $0.31 per share that will be payable on November 25, 2013 to shareholders of record as of November 18, 2013. This dividend would represent the Company’s thirty-third consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $8.75 per share. The following shows the key dates of our fourth quarter 2013 dividend payment:

Declaration Date	November 4th, 2013
Record Date	November 18th, 2013
Payment Date	November 25th, 2013

Hercules' Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable income.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. If the Company had determined the tax attributes of our distributions year-to-date as of September 30, 2013, approximately 100.0% would be from ordinary income and spillover earnings from 2012. However there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2013 distributions to shareholders will actually be.

Liquidity and Capital Resources

The Company ended the third quarter with approximately $310.0 million in available liquidity, including $205.0 million in cash and $105.0 million in credit facility availability. As of September 30, 2013, 100% of the Company’s debt outstanding were in fixed rate debt instruments.

Hercules has a committed credit facility with Wells Fargo for approximately $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. Additional lenders may be added to the facility over time to reach up to an aggregate of $300.0 million. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility.

Pricing at September 30, 2013 under the Wells Fargo credit facility was LIBOR+3.50% with a floor of 4.25%. As of September 30, 2013, Hercules did not have any outstanding borrowings under the Wells Fargo credit facility.

Hercules has access to $30.0 million under the Union Bank credit facility. Pricing at September 30, 2013 under the Union Bank credit facility is LIBOR+2.25% with a floor of 4.0%. As of September 30, 2013, Hercules did not have any outstanding borrowings under the Union Bank credit facility.

As of September 30, 2013 Hercules had approximately $102.5 million outstanding of the initial $129.3 million in aggregate principal amount of fixed-rate asset-backed notes (the “Asset-Backed Notes”), which were rated A2(sf) by Moody’s Investors Service, Inc. The Asset-Backed Notes have a fixed interest rate of 3.32% per annum and a stated maturity of December 16, 2017.

At September 30, 2013, Hercules had approximately $225.0 million in outstanding debentures under the SBIC program, which is the maximum amount of debentures allowed under the SBIC program.

Hercules’ debt to equity, or leverage ratio at September 30, 2013 was approximately 88.6%. However, if the outstanding cash at September 30, 2013 of approximately $205.0 million was deducted from total debt of approximately $570.1 million and divided by total equity of approximately $643.4 million, then the net leverage ratio would be approximately 56.7%. Hercules has an SEC exemptive order to exclude all SBA debentures from its regulatory leverage calculations. Given the SEC exemptive order relief, the Company has the potential capacity on its balance sheet to add leverage of $298.3 million, bringing the maximum potential leverage to $868.4 million, or approximately 134.9%, as of September 30, 2013.

As of September 30, 2013, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 286.4%, excluding the SBIC debentures as a result of our exemptive order from the SEC.

Net Asset Value

At September 30, 2013, the Company’s net assets were approximately $643.4 million, an increase of 37.2% as compared to $469.1 million as of September 30, 2012 and $621.8 million as of June 30, 2013.

As of September 30, 2013, net asset value per share was $10.42 on 61.8 million outstanding shares, compared to $9.42 on 49.8 million outstanding shares and $10.09 on 61.6 million outstanding shares as of September 30, 2012 and June 30, 2013, respectively.

Portfolio Asset Quality

As of September 30, 2013, grading of the loans portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$186,084 million or 20.8% of the total portfolio
Grade 2	$483,412 million or 54.0% of the total portfolio
Grade 3	$188,442 million or 21.1% of the total portfolio
Grade 4	$33,046 million or 3.7% of the total portfolio
Grade 5	$3,509 million or 0.4% of the total portfolio

At September 30, 2013, the weighted average loan grade of the portfolio was 2.13 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.11 as of June 30, 2013 and 2.12 as of September 30, 2012. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Subsequent Events

1. As of November 4th, 2013, Hercules has:

a.	Closed commitments of approximately $27.3 million to new and existing portfolio companies, and funded approximately $19.5 million since the close of the third quarter.

b.	Pending commitments (signed non-binding term sheets) of approximately $91.5 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – September 30, 2013 Closed Commitments	$579.3
Q4-13 Closed Commitments (as of November 4, 2013)	$27.3
Total Year-to-date 2013 Closed Commitments (a)	$606.6
Pending Commitments (as of November 4, 2013)(b)	$91.5
Year-to-date 2013 Closed and Pending Commitments	$698.1
Notes:
a.	Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
2.	In October 2013, ADMA Biologics, Inc. (OTCBB: ADMA) completed its initial public offering of 3,352,941 shares of its common stock at $8.50 per share.

3.

In October 2013, Western Digital Corp (NASDAQ: WDC) completed its acquisition of Hercules portfolio Company Virident Systems, Inc. This liquidity event represents a net gain of approximately $7.5 million, an internal rate of return of 76.5% (excluding proceeds in escrow) and a gross multiple of 2.5x on Hercules total investment in Virident Systems, Inc.

4.

In October 2013, EnerSys (NYSE: ENS) completed its acquisition of Hercules portfolio company Purcell Systems, Inc. This liquidity event represents a net gain of approximately $617,000, an internal rate of return of 15.6% (excluding proceeds in escrow), and a gross multiple of 6.0x on Hercules total investment in Purcell Systems, Inc.

5.

In November 2013, Biomet, Inc. completed its acquisition of Hercules portfolio company Lanx, Inc. This liquidity event represents an expected net gain of approximately $1.9 million, an expected internal rate of return of 38.6% (excluding proceeds in escrow), and an expected gross multiple of 2.3x on Hercules total investment in Lanx, Inc.

6.	In November 2013, another Hercules portfolio company filed a Form S-1 Registration Statements confidentially under the JOBS Act, making the current total Hercules portfolio companies in IPO registration to (3) three companies under the JOBS Act. There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Conference Call

Hercules has scheduled its third quarter 2013 financial results conference call for November 7, 2013 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 internationally approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 80137075.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy and renewables technology industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $3.9 billion to over 250 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol "HTGC."

In addition, Hercules has two outstanding bond issuances of 7.00% Senior Notes due 2019—the April 2019 Notes and September 2019 Notes—which trade on the NYSE under the symbols “HTGZ” and “HTGY,” respectively.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES (dollars in thousands, except per share data)

	September 30,	December 31,
	2013	2012
	(unaudited)	(audited)
Assets
Investments:
Non-control/Non-affiliate investments	$970,530	$894,428
Affiliate investments	12,897	11,872
Total investments, at value	983,427	906,300
Cash and cash equivalents	204,993	182,994
Restricted Cash	3,632	-
Interest receivable	10,275	9,635
Other assets	25,186	24,714
Total assets	$1,227,513	$1,123,643

Liabilities
Accounts payable and accrued liabilities	$14,051	$11,575
Long-term Liabilities (Convertible Senior Notes)	72,248	71,436
Asset-Backed Notes	102,474	129,300
2019 Notes	170,364	170,364
Long-term SBA Debentures	225,000	225,000
Total liabilities	$584,137	$607,675

Net assets consist of:
Common stock, par value	$62	$53
Capital in excess of par value	664,650	564,508
Unrealized depreciation on investments	1,091	(7,947)
Accumulated realized losses on investments	(25,607)	(36,916)
Undistributed net investment income/(Distributions in excess of net investment income)	3,180	(3,730)
Total net assets	$643,376	$515,968
Total liabilities and net assets	$1,227,513	$1,123,643

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	61,756	52,925
Net asset value per share	$10.42	$9.75

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. CONSOLIDATED STATEMENT OF OPERATIONS (dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Investment income:
Interest Income
Non-Control/Non-Affiliate investments	$35,623	$21,512	$93,722	$62,502
Affiliate investments	561	238	1,684	686
Total interest income	36,184	21,750	95,406	63,188
Fees
Non-Control/Non-Affiliate investments	4,832	2,150	11,088	6,936
Affiliate investments	5	1	9	1
Total fees	4,837	2,151	11,097	6,937
Total investment income	41,021	23,901	106,503	70,125
Operating expenses:
Interest	7,587	4,908	22,788	13,309
Loan fees	1,072	1,169	3,341	2,977
General and administrative	2,176	2,445	6,831	6,126
Employee Compensation:
Compensation and benefits	7,030	2,919	14,992	9,566
Stock-based compensation	1,596	1,109	4,349	3,111
Total employee compensation	8,626	4,028	19,341	12,677
Total operating expenses	19,461	12,550	52,301	35,089
Net investment income	21,560	11,351	54,202	35,036
Net realized gain on investments
Non-Control/Non-Affiliate investments	7,125	(9,091)	11,309	2,049
Total net realized gain on investments	7,125	(9,091)	11,309	2,049
Net unrealized appreciation (depreciation) on investments
Non-Control/Non-Affiliate investments	9,288	2,372	10,506	(12,922)
Affiliate investments	(992)	113	(1,468)	(2,265)
Total net unrealized appreciation (depreciation) on investments	8,296	2,485	9,038	(15,187)
Total net realized (unrealized) gain (loss)	15,421	(6,606)	20,347	(13,138)
Net increase in net assets resulting from operations	$36,981	$4,745	$75,549	$21,898
Net investment income before investment gains and losses per common share:
Basic	$0.35	$0.23	$0.91	$0.71
Change in net assets per common share:
Basic	$0.61	$0.09	$1.26	$0.44
Diluted	$0.59	$0.09	$1.23	$0.44
Weighted average shares outstanding
Basic	60,522	48,750	58,206	48,130
Diluted	60,750	48,808	58,396	48,237

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended September 30,
	2013	2012
Reconciliation of Net Investment Income to Adjusted NII
Net Investment Income	$21,560	$11,351
Dividends paid on unvested restricted shares (1)	(328)	(249)
Net investment income, net of dividends paid on unvested restricted shares	$21,232	$11,102

Adjusted net investment income before investment gains and losses per common share: (2)
Basic	$0.35	$0.23

Weighted average shares outstanding
Basic	60,522	48,750

	Three Months Ended September 30,
	2013	2012
Reconciliation of Change in Net Assets to Adjusted Change in Net Assets
Net increase in net assets resulting from operations	$36,981	$4,745
Dividends paid on unvested restricted shares (1)	(328)	(249)
Net increase in net assets resulting from operations, net of dividends paid on unvested restricted shares	$36,653	$4,496

Adjusted Change in net assets per common share (3)
Basic	$0.61	$0.09

Weighted average shares outstanding
Basic	60,522	48,750

(1) Unvested restricted shares as of the dividend record date in the third quarter of 2013 and 2012 was approximately 1.2 million and 1.0 million, respectively.
(2) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.
(3) Adjusted change in net assets per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic share, ”Adjusted NII”, and Adjusted change in net assets per basic share, consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII and Adjusted change in net assets affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended September 30,
Reconciliation of Net investment income to DNOI	2013	2012
Net investment income	$21,560	$11,351
Stock-based compensation	1,596	1,109
DNOI	$23,156	$12,460

DNOI per share-weighted average common shares
Basic	$0.38	$0.26

Weighted average shares outstanding
Basic	60,522	48,750

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

September 30, 2013
Total Debt	$570,086
Cash and cash equivalents	(204,993)
Numerator: net debt (total debt less cash and cash equivalents)	$365,093

Denominator: Total net assets	$643,376
Net Leverage Ratio	56.7%

Net leverage ratio is calculated by deducting the outstanding cash at September 30, 2013 of approximately $205.0 million from total debt of approximately $570.1 million divided by our total equity of approximately $643.4 million, resulting in a net leverage ratio of 56.7%. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
or
Market Street Partners
Ed Keaney, 415-445-3238
ekeaney@marketstreetpartners.com